Exhibit 99.1

Accentia Biopharmaceuticals Signs Exclusive Worldwide License for All Non-

Prescription Intranasal Formulations for Symptoms Associated with Chronic Sinusitis

TAMPA, Fla.—August 28, 2006—Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI), has signed an amendment to its license with the Mayo Foundation for Medical Research and Education (Mayo Clinic). This amendment grants Accentia an exclusive worldwide license to all non-prescription (over-the-counter—OTC) products that are intended to treat symptoms associated with chronic sinusitis (CS) by suppressing non-invasive (so-called “saprophytic”) fungi in the mucus of patients. The amendment also grants Accentia the right to proceed with commercialization of a first product.

Accentia previously obtained a worldwide exclusive license from the Mayo Clinic for SinuNase™, whose active ingredient is the prescription antifungal amphotericin B. The Company is developing SinuNase as a prescription intranasal formulation for moderate to severe cases of CS. Under an Investigational New Drug Application, Accentia received fast track status for SinuNase from the FDA and is in the process of commencing Phase III clinical trials in patients with CS refractory to surgery.

Dr. Frank E. O’Donnell, Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals commented: “Published research at the Mayo Clinic has demonstrated that a specific common airborne mold seems to be responsible for the majority of cases of chronic sinusitis. The mold is non-invasive, meaning that it is in the mucus rather than in the tissue. The mold is present in the mucus of virtually everyone, but in patients with chronic sinusitis, the mold elicits an inflammatory response from the host. It is important to note that the mold is not causing an infection but rather an inflammation of the mucosal lining of the nose and sinuses in susceptible patients. As previously announced, Accentia has commenced commercialization of the CRSFungal Profile test, the first diagnostic lab test available for chronic sinusitis, and based on the analysis of over 1,200 mucus specimens, 76% have been positive for a fungal etiology. The Company estimates that approximately 10 Million of the 31 Million affected patients in the US have relatively mild chronic sinusitis. For these patients, we believe that select non-prescription formulations may provide significant symptomatic relief.”

Background on Chronic Sinusitis

Chronic Sinusitis (CS), also known as chronic rhinosinusitis (CRS), is one of the most common diseases suffered by Americans today, affecting an estimated 31 million patients in the US. CS is a chronic inflammatory disease of the nasal and sinus mucosa that persists for greater than three months. Long-term consequences include the formation of inflammatory polyps in the nose. The inflammation of chronic sinusitis results in symptoms that include nasal congestion, mouth breathing, nasal discharge, and post-nasal drip. Patients often get recurrent bouts of acute bacterial sinusitis characterized by fever, malaise, pain and which require treatments with oral, systemic antibiotics.

The diagnosis and treatment of the underlying chronic sinusitis (CS), also known as chronic rhinosinusitis (CRS), remains challenging. There are, for example, no prescription pharmaceuticals including any antibiotics approved for this condition, and the FDA has instructed manufacturers of over-the-counter (OTC) decongestant products claiming to treat sinus disease to stop these claims by April of 2007. Diagnosis is based on the history, nasal endoscopy, and CT scan of the sinuses. A major obstacle to the rational design of a laboratory diagnostic and prescription pharmaceutical has been the lack of a plausible theory of causation.

Accentia Biopharmaceuticals is commercializing a diagnostic and developing a treatment for chronic sinusitis based on published technology discovered at the Mayo Clinic. Investigators there discovered that a ubiquitous, normally innocuous mold, Alternaria, colonizes the mucus of the nose and sinus of virtually everybody, but in patients with chronic sinusitis, this non-invasive mold elicits an eosinophilic inflammatory response characterized by release of eosinophilic major basic protein (MBP) in the mucus which then damages the mucosal epithelial lining of the nose and sinuses and leads to the inflammatory mucosal changes characteristic of chronic sinusitis.

Based on these insights, investigators at Mayo developed a unique diagnostic test for chronic sinusitis by testing mucin for MBP. In patients with chronic sinusitis the MBP of mucin is elevated but it is routinely undetectable in normals or in patients who have just seasonal or perennial allergic rhinitis. Accentia is making this diagnostic available commercially as CRSFungal Profile™. This reference lab test is intended to be an adjunct to the clinical and radiologic diagnosis of chronic sinusitis. More information on the diagnostic is available by calling our laboratory partner, IMMCO, at 800-537-8378.

Also based on these insights, investigators at Mayo and elsewhere have published small clinical studies on the efficacy and safety of using a low dose antifungal applied intranasally. In particular, they have reported on the use of a lavage of 0.01% Amphotericin B for the treatment of the symptoms and signs of CRS. Because of the inciting role that the fungal antigen plays in the chronic inflammatory response of the mucosa, it appears that a muco-administered antifungal takes a few weeks to maximize the response. In one published study, at Geneva University, for example, intranasal amphotericin B 0.01% was applied for four weeks, and among patients with partial nasal obstruction from polyposis, about 50% of patients had complete resolution of their polyps.

Accentia is now developing, under an IND, a very low dose intranasal lavage formulation of Amphotericin B (SinuNase™) for the treatment of the signs and symptoms of CRS. The initial study population is in refractory patients who have undergone sinus surgery for chronic sinusitis but who are now struggling with recurrent chronic sinusitis. These 4-month randomized, double-blind, placebo-controlled clinical trials are designed to test the efficacy and safety of this particular intranasal antifungal for this indication. One of the many reasons that Accentia chose Amphotercin B is that it has a very low absorption across mucus membranes, and in this rather unique situation, we don’t need absorption of the drug into the sinus mucosa and we don’t want absorption of the drug into the body. According to this disease model, the drug’s desired site of action is confined to the mucus layer.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. Two of these products are SinuNase and BiovaxID. The Company’s SinuNase product, in development to treat chronic sinusitis (rhinosinusitis), is a novel application and formulation of a known anti-fungal licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc., is currently in a Phase 3 clinical trial. In addition, Accentia’s growing specialty pharmaceutical business, TEAMM Pharmaceuticals, has a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit our web site: www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase, BiovaxID, AutovaxID and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

SOURCE: Accentia Biopharmaceuticals, Inc

Contacts:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Sherran Brewer, 1-866-481-9020

sbrewer@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth, 1-212-825-3210

aholdsworth@investorrelationsgroup.com

or

Public Relations:

Lynn Granito or Kevin Murphy, 1-212-825-3210

lgranito@investorrelationsgroup.com